Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
July 31, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES SECOND QUARTER RESULTS
Niles, Ohio — RTI International Metals, Inc. (NYSE: RTI) released results today for the second quarter and six months of 2007.
• Sales for the second quarter increased 31% from the second quarter last year to a record $154.0 million and year-to-date increased 29% to $299.6 million over the same period a year ago.
• Operating income for the second quarter advanced 37% from the second quarter last year to $31.9 million and year-to-date increased 60% to $64.8 million over the same period a year ago.
• Net income for the second quarter increased 38% from the second quarter last year and year-to-date increased 66% over the same period a year ago.
• Included in reported results is a $3.4 million charge to cost of sales within the Company’s Titanium Group associated with the previously announced duty drawback investigation which negatively impacted earnings per diluted share by $0.09. The Company will continue to monitor the adequacy of this reserve as its investigation continues.
     For the second quarter ending June 30, 2007, the Company reported record sales of $154.0 million compared with $117.7 million in the second quarter of 2006. For the period, the Company reported net income of $21.0 million, or $0.90 per diluted share, compared with net income of $15.1 million, or $0.66 per diluted share, for the same period a year ago.
     For the six-months ending June 30, 2007, the Company reported sales of $299.6 million, compared with sales of $232.7 million for the same period a year ago. For the period, the Company reported net income of $43.0 million, or $1.86 per diluted share, compared with net income of $25.9 million, or $1.12 per diluted share for the same period a year ago.

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July 31, 2007

     RTI’s Titanium Group posted operating income in the second quarter of $21.7 million on sales of $106.7 million, including intergroup sales of $44.0 million. During the second quarter of 2006, the Group earned $17.0 million on sales of $85.2 million, including intergroup sales of $33.7 million. Mill product shipments for the second quarter were 3.7 million pounds at an average realized price of $26.55 per pound, as compared to 3.5 million pounds at $20.22 per pound in the second quarter of 2006.
     The Titanium Group posted operating income for the 2007 year-to-date period of $43.0 million on sales of $209.9 million, including $94.0 million of intergroup sales, compared with $28.8 million on sales of $165.0 million, including intergroup sales of $64.9 million, for the same period in the prior year. Mill product shipments for the six months ended June 30, 2007 were 7.5 million pounds at an average realized price of $26.10 per pound compared with 7.1 million pounds at an average price of $19.72 per pound for the same period a year ago.
     The Company’s Fabrication & Distribution Group earned $10.3 million in operating income in the second quarter on sales of $91.4 million. The Group had operating income of $6.3 million during the same period in 2006 on sales of $66.2 million. For the 2007 year-to-date period, the Group recorded $21.8 million of operating income on sales of $183.7 million compared with operating income of $11.6 million on sales of $132.6 million for the same period a year ago.
     “While the results for the quarter represented a solid improvement over last year, the duty drawback issue affected the outcome, and we are actively working to bring a prompt and satisfactory resolution to this matter. We continue to stay focused on our growth plans to capitalize on the very favorable long term demand projected for the global aerospace and defense markets,” commented Dawne S. Hickton, Vice Chairman and CEO.
Outlook
As previously announced, the Company revised its financial outlook for the balance of the year. To reiterate:
• Sales guidance for the year remains at an increase of 20% — 25% year-over-year.
• Operating income guidance was impacted by the duty drawback charge recorded in the second quarter of $0.09 per diluted share. In addition, because the Company suspended the filing of current claims, this resulted in an impact of $0.04 per diluted share for the second quarter, and a recurring impact of $0.04 per diluted share for each of the remaining quarters of 2007. The Company will also see an impact of

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July 31, 2007

approximately $0.04 per diluted share in each of the remaining two quarters of 2007 resulting from the reduction in selling prices from the JSF contract. Therefore, in light of the above mentioned items we now expect operating income to increase 20% — 25% year-over-year.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the results of the Company’s ongoing internal duty drawback investigation, the timing of the Company’s ability to participate in duty drawback in the future, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Wednesday, August 1, 2007 at 10:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 866-672-2663 or (International) 973-582-2772 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Wednesday, August 8, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 8967843.

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July 31, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$154,046	$117,667	$299,603	$232,746
Cost and expenses:
Cost of sales	106,720	80,478	200,732	161,330
Selling, general, and administrative expenses	15,021	13,497	33,219	30,132
Research, technical, and product development expenses	391	387	852	845

Operating income	31,914	23,305	64,800	40,439
Other income (expense)	(364)	232	(905)	253
Interest income	1,311	616	2,447	1,125
Interest expense	(212)	(103)	(512)	(223)

Income before income taxes	32,649	24,050	65,830	41,594
Provision for income taxes	11,699	8,923	22,807	15,725

Net income	$20,950	$15,127	$43,023	$25,869

Earnings per share:
Basic	$0.91	$0.67	$1.88	$1.14

Diluted	$0.90	$0.66	$1.86	$1.12

Weighted-average shares outstanding:
Basic	22,924,717	22,649,637	22,895,028	22,602,552

Diluted	23,177,641	23,030,340	23,159,955	23,015,942

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July 31, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$27,249	$40,026
Investments	78,440	85,035
Receivables, less allowance for doubtful accounts of $689 and $1,548	107,696	92,517
Inventories, net	278,938	241,638
Deferred income taxes	822	2,120
Other current assets	7,024	5,818

Total current assets	500,169	467,154
Property, plant, and equipment, net	125,069	102,470
Goodwill	49,716	48,622
Other intangible assets, net	16,657	15,581
Deferred income taxes	9,871	9,076
Other noncurrent assets	988	1,010

Total assets	$702,470	$643,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,925	$34,055
Accrued wages and other employee costs	14,382	17,475
Billings in excess of costs and estimated earnings	22,316	21,147
Income taxes payable	—	5,253
Current deferred income taxes	—	10,255
Current portion of long-term debt	504	459
Current liability for post-retirement benefits	2,783	2,783
Current liability for pension benefits	580	580
Other accrued liabilities	19,481	9,436

Total current liabilities	101,971	101,443
Long-term debt	16,323	13,270
Liability for post-retirement benefits	32,951	32,445
Liability for pension benefits	22,128	22,285
Deferred income taxes	2,611	5,422
Other noncurrent liabilities	7,279	6,867

Total liabilities	183,263	181,732

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,586,961 and 23,440,127 shares issued; 23,094,000 and 22,967,284 shares outstanding	236	234
Additional paid-in capital	298,930	289,448
Treasury stock, at cost; 492,961 and 472,843 shares	(6,859)	(5,285)
Accumulated other comprehensive loss	(25,133)	(31,226)
Retained earnings	252,033	209,010

Total shareholders’ equity	519,207	462,181

Total liabilities and shareholders’ equity	$702,470	$643,913

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July 31, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2007	2006
Cash provided by operating activities (including depreciation and amortization of $7,241 and $7,134 for the six months ended June 30, 2007 and June 30, 2006, respectively)	$2,900	$9,870

Cash used by investing activities	(19,927)	(6,810)

Cash provided by financing activities	5,007	4,133

Effect of exchange rate changes on cash and cash equivalents	(757)	(6)

Increase (decrease) in cash and cash equivalents	(12,777)	7,187
Cash and cash equivalents at beginning of period	40,026	53,353

Cash and cash equivalents at end of period	$27,249	$60,540

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July 31, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales:
Titanium Group	$62,690	$51,437	$115,858	$100,187
Intersegment sales	44,001	33,717	94,000	64,858

Total Titanium Group net sales	106,691	85,154	209,858	165,045

Fabrication & Distribution Group	91,356	66,230	183,745	132,559
Intersegment sales	1,573	1,524	3,785	3,310

Total Fabrication & Distribution Group net sales	92,929	67,754	187,530	135,869

Eliminations	45,574	35,241	97,785	68,168

Total consolidated net sales	$154,046	$117,667	$299,603	$232,746

Operating income:
Titanium Group before corporate allocations	$24,161	$18,661	$48,874	$33,648
Corporate allocations	(2,502)	(1,650)	(5,917)	(4,817)

Total Titanium Group operating income	21,659	17,011	42,957	28,831

Fabrication & Distribution Group before corporate allocations	13,875	9,880	30,348	20,376
Corporate allocations	(3,620)	(3,586)	(8,505)	(8,768)

Total Fabrication & Distribution Group operating income	10,255	6,294	21,843	11,608

Total consolidated operating income	$31,914	$23,305	$64,800	$40,439

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